April 17, 2001

                                   Beth Copeland - Media
                                   (317) 269-1395
                                   William J. Brunner - Shareholders & Analysts
                                   (317) 269-1614

                                   FOR IMMEDIATE RELEASE


      First Indiana Announces Record Earnings of $6.7 Million, a 21 Percent
              Increase; Commercial Loans Outstanding Up 40 Percent

     (INDIANAPOLIS)- First Indiana Corporation today announced record earnings of $6.7 million, or $.52 per diluted share, for the quarter ended March 31, 2001. This represents a 21 percent increase over first quarter 2000 earnings of $5.5 million, or $.43 per diluted share.

     Return on assets (ROA) increased the first quarter of 2001 to 1.31 percent, compared to 1.11 percent in the same quarter of 2000. Return on equity (ROE) also grew in the first quarter of 2001 to 13.35 percent, compared to 12.37 percent the same quarter of 2000.

     "Record earnings, coupled with a more efficient use of our balance sheet and capital, as reflected in ROA and ROE, are indicative of our ongoing transition to a higher-performing commercial bank," said Robert H. McKinney, Chairman.

     Commercial loan growth remained strong with $357 million in outstandings at March 31, 2001, compared to $255 million a year earlier, an increase of 40 percent. Total loans outstanding remained steady at $1.81 billion, compared to $1.79 billion at March 31, 2000. "At the same time that our commercial loans outstanding have grown," said Marni McKinney, Vice Chairman and Chief Executive Officer, "we're continuing to shift the composition of our loan portfolio as a reflection of the Bank's exit from the mortgage banking business. As a result, total loans outstanding have been flat."

     The provision for loan losses for the quarter was $2.4 million, while net charge-offs totaled $1.3 million, resulting in a net increase in the allowance for loan losses. Said Ms. McKinney, "With the change in the composition of our loan portfolio, we are cognizant of the increased risk and have strengthened the allowance."

     Non-performing assets increased slightly to $36.6 million at March 31, 2001, compared to $35.1 million at December 31, 2000 and $21.6 million at March 31, 2000. "Credit quality continues to be an emphasis at First Indiana," said Ms. McKinney. "Although non-performing loans have increased, charge-offs remain at lower levels, which gives us confidence that our provision for loan losses is set at an appropriate level."

     Net interest margin was 3.82 percent, compared with 3.93 percent for the first quarter in 2000, "Margin has been closely monitored throughout our industry because recent interest rate decreases have placed pressure on our net interest margin with earning asset yields falling more rapidly than we can reduce funding costs," said Ms. McKinney. "To counteract this, we have focused our efforts on growing lower cost retail and commercial checking accounts."

     Non-interest income for the first quarter 2001 was $10.8 million, compared with $4.8 million for the same period last year. "A primary driver of our non-interest income growth is the September 2000 addition of our Somerset Financial Services subsidiary," said Ms. McKinney. "Somerset historically has a strong first quarter due to fees generated from year-end audit and tax return preparation services, and this seasonality will be reflected in our earnings going forward."

     Non-interest expense was $16.7 million for the first quarter of 2001, compared to $12.4 million for the same period in 2000, which did not include Somerset.

     The ratio of shareholders' equity to assets increased from 8.75 percent at March 31, 2000, to 9.76 percent at March 31, 2001, as a result of growth in shareholders' equity.

     First Indiana Corporation (NASDAQ - FISB) is the largest bank or thrift holding company based in Indianapolis. First Indiana Bank has $2.11 billion in assets and 24 offices in Metropolitan Indianapolis, Franklin, Mooresville, Pendleton, Rushville, and Westfield. In addition to its retail banking operations, First Indiana has construction and consumer loan offices throughout Indiana and in Arizona, Florida, Illinois, North Carolina, Oregon, and Ohio. The Bank also originates consumer loans in 47 states through a national network. Through Somerset Financial Services and FirstTrust Indiana, First Indiana offers a full array of tax planning, consulting, wealth management, and investment advisory and trust services. Information about First Indiana is available on the Internet at www.firstindiana.com, which is not part of this news release.

     Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. First Indiana intends such forward-looking statements to be covered by the safe harbor provisions in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe-harbor provisions. First Indiana's ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially are statutory or regulatory changes, significant unanticipated judicial decisions, or substantial changes in financial markets in general or the business and commercial loan market in particular. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


Financial Highlights
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                                                     For the Three Months Ended
                                                                              March 31
                                                           -----------------------------------------
                                                                 2001                   2000
                                                           ------------------     ------------------
Total Interest Income                                               $ 42,603               $ 40,256
Total Interest Expense                                                23,477                 21,295
Net Earnings                                                           6,690                  5,517

Basic Earnings Per Share                                                0.54                   0.44
Diluted Earnings Per Share                                              0.52                   0.43
Dividends Per Share                                                     0.16                   0.14

Net Interest Margin                                                     3.82 %                 3.93 %
Net Interest Spread                                                     3.07                   3.26
Efficiency Ratio                                                       55.75                  52.18
Return on Average Equity                                               13.35                  12.37
Return on Average Assets                                                1.31                   1.11
Average Shares Outstanding                                        12,482,134             12,607,682
Average Diluted Shares Outstanding                                12,836,997             12,798,432



                                                                             At March 31
                                                           -----------------------------------------
                                                                 2001                   2000
                                                           ------------------     ------------------
Assets                                                           $ 2,106,853            $ 2,065,247
Loans                                                              1,814,360              1,794,217
Deposits                                                           1,442,309              1,351,794
Shareholders' Equity                                                 205,717                180,770
Shareholders' Equity/Assets                                             9.76 %                 8.75 %
Shareholders' Equity Per Share                                       $ 16.44                $ 14.32
Market Closing Price                                                   26.25                  18.50
Price/Earnings Multiple                                                12.62 x                10.76 x




Consolidated Balance Sheets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                                 March 31      December 31      March 31
                                                                   2001           2000            2000
                                                              -----------------------------------------------
Assets
  Cash                                                              $ 34,825        $ 43,114        $ 46,732
  Federal Funds Sold                                                  21,000          22,000          15,000
                                                              -----------------------------------------------
    Total Cash and Cash Equivalents                                   55,825          65,114          61,732
  Securities Available for Sale                                      158,768         158,784         153,113
  Federal Home Loan Bank Stock                                        21,591          21,591          20,343
  Loans
    Business Loans                                                   356,851         312,757         254,775
    Consumer Loans                                                   748,509         748,289         718,839
    Residential Mortgage Loans                                       441,288         466,125         510,734
    Single-Family Construction Loans                                 216,186         207,569         276,265
    Commercial Real Estate Loans                                      51,526          49,734          33,604
                                                              -----------------------------------------------
  Total Loans                                                      1,814,360       1,784,474       1,794,217
    Allowance for Loan Losses                                        (34,747)        (33,578)        (30,130)
                                                              -----------------------------------------------
  Net Loans                                                        1,779,613       1,750,896       1,764,087
  Premises and Equipment                                              20,055          19,212          17,167
  Accrued Interest Receivable                                         16,848          18,327          14,129
  Real Estate Owned - Net                                              3,225           2,593           1,146
  Goodwill                                                            13,602          13,904           1,599
  Other Assets                                                        37,326          35,527          31,931
                                                              -----------------------------------------------
Total Assets                                                      $2,106,853     $ 2,085,948     $ 2,065,247
                                                              ===============================================

Liabilities and Shareholders' Equity
  Liabilities
    Non-Interest-Bearing Deposits                                  $ 133,009       $ 123,836       $ 139,797
    Interest-Bearing Deposits
        Demand Deposits                                              110,664         115,651         109,102
        Savings Deposits                                             399,485         375,331         362,706
        Certificates of Deposit                                      799,151         785,165         740,189
                                                              -----------------------------------------------
      Total Interest-Bearing Deposits                              1,309,300       1,276,147       1,211,997
                                                              -----------------------------------------------
    Total Deposits                                                 1,442,309       1,399,983       1,351,794
    Short-Term Borrowings                                            110,001         117,725         114,842
    Federal Home Loan Bank Advances                                  306,719         336,754         391,821
    Accrued Interest Payable                                           6,289           6,752           6,394
    Advances by Borrowers for Taxes and Insurance                     13,756           6,188           4,844
    Other Liabilities                                                 22,062          19,734          14,782
                                                              -----------------------------------------------
  Total Liabilities                                                1,901,136       1,887,136       1,884,477
                                                              -----------------------------------------------
  Shareholders' Equity
    Preferred Stock                                                        -               -               -
    Common Stock                                                         136             135             137
    Capital Surplus                                                   40,656          39,923          39,341
    Retained Earnings                                                175,712         170,954         156,733
    Accumulated Other Comprehensive Income (Loss)                      3,459           2,046          (1,478)
    Treasury Stock at Cost                                           (14,246)        (14,246)        (13,963)
                                                              -----------------------------------------------
  Total Shareholders' Equity                                         205,717         198,812         180,770
                                                              -----------------------------------------------
Total Liabilities and Shareholders' Equity                        $2,106,853     $ 2,085,948     $ 2,065,247
                                                              ===============================================





Consolidated Statements of Earnings
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                                                Three Months Ended March 31
                                                            -------------------------------------
                                                                  2001               2000
                                                            -------------------------------------
Interest Income
  Loans                                                              $ 39,400           $ 37,068
  Securities Available for Sale                                         2,595              2,661
  Dividends on Federal Home Loan Bank Stock                               426                405
  Federal Funds Sold                                                      182                122
                                                            -------------------------------------
    Total Interest Income                                              42,603             40,256
                                                            -------------------------------------
Interest Expense
  Deposits                                                             17,138             14,395
  Short-Term Borrowings                                                 1,426              1,370
  Federal Home Loan Bank Advances                                       4,913              5,530
                                                            -------------------------------------
    Total Interest Expense                                             23,477             21,295
                                                            -------------------------------------
Net Interest Income                                                    19,126             18,961
  Provision for Loan Losses                                             2,439              2,439
                                                            -------------------------------------
Net Interest Income After Provision for Loan Losses                    16,687             16,522
                                                            -------------------------------------

Non-Interest Income
  Loan and Deposit Charges                                              2,075              1,653
  Loan Servicing Income                                                   328                296
  Loan Fees                                                               983                657
  Trust Fees                                                              500                306
  Other Financial Services Fees                                         4,069                  -
  Insurance Commissions                                                   335                 34
  Sale of Loans                                                         2,148              1,020
  Sale of Investment Securities                                             -                 10
  Other                                                                   386                802
                                                            -------------------------------------
    Total Non-Interest Income                                          10,824              4,778
                                                            -------------------------------------
Non-Interest Expense
  Salaries and Benefits                                                 9,612              7,033
  Net Occupancy                                                           913                680
  Equipment                                                             1,675              1,420
  Professional Services                                                   887                676
  Marketing                                                               718                496
  Office Supplies and Postage                                             567                470
  Real Estate Owned Operations - Net                                      173                124
  Goodwill Amortization                                                   226                 18
  Other                                                                 1,926              1,471
                                                            -------------------------------------
    Total Non-Interest Expense                                         16,697             12,388
                                                            -------------------------------------
Earnings Before Income Taxes                                           10,814              8,912
  Income Taxes                                                          4,124              3,395
                                                            -------------------------------------
Net Earnings                                                          $ 6,690            $ 5,517
                                                            =====================================
Basic Earnings Per Share                                               $ 0.54             $ 0.44
                                                            =====================================
Diluted Earnings Per Share                                             $ 0.52             $ 0.43
                                                            =====================================
Dividends Per Common Share                                             $ 0.16             $ 0.14
                                                            =====================================




Average Balance Sheet
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                                           1st Quarter     1st Quarter
                                                                               2001            2000
                                                                        --------------------------------
Assets
Federal Funds Sold                                                            $ 13,117          $ 8,699
Securities Available for Sale                                                  180,801          176,292
Loans                                                                        1,795,448        1,744,862
                                                                        --------------------------------
Total Earning Assets                                                         1,989,366        1,929,853
Other Assets                                                                    88,958           65,071
                                                                        --------------------------------
Total Assets                                                                $2,078,324      $ 1,994,924
                                                                        ================================

Liabilities and Shareholders' Equity
Interest-Bearing Deposits
Demand Deposits                                                              $ 117,199        $ 116,001
Savings Deposits                                                               385,725          358,296
Certificates of Deposit                                                        788,337          728,795
                                                                        --------------------------------
Total Interest-Bearing Deposits                                              1,291,261        1,203,092
Fed Funds Purchased & Securities Sold under Agreements to Repurchase           106,769          100,470
Federal Home Loan Bank Advances                                                324,724          371,842
                                                                        --------------------------------
Total Interest-Bearing Liabilities                                           1,722,754        1,675,404
Non-Interest-Bearing Demand Deposits                                           112,662          103,946
Other Liabilities                                                               39,670           36,175
Shareholders' Equity                                                           203,238          179,399
                                                                        --------------------------------
Total Liabilities and Shareholders' Equity                                  $2,078,324      $ 1,994,924
                                                                        ================================




Loan Charge-Offs and Recoveries
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                               For the Three Months Ended
                                                March 31, 2001      December 31, 2000      March 31, 2000
                                              ---------------------------------------------------------------

Charge-Offs
Business                                                    $ 23                    $ 49                $ 65
Consumer                                                   1,253                   1,625               1,151
Residential Mortgage                                          48                      20                  24
Single-Family Construction                                    45                      97                  25
Commercial Real Estate                                        68                       -                   -
                                              ---------------------------------------------------------------
Total Charge-Offs                                          1,437                   1,791               1,265
                                              ---------------------------------------------------------------
Recoveries
Business                                                      10                      83                  10
Consumer                                                     148                     150                 151
Residential Mortgage                                           -                       -                   -
Single-Family Construction                                     9                      29                  35
Commercial Real Estate                                         -                       -                   -
                                              ---------------------------------------------------------------
Total Recoveries                                             167                     262                 196
                                              ---------------------------------------------------------------
Net Charge-Offs                                          $ 1,270                 $ 1,529             $ 1,069
                                              ===============================================================

Net Charge-Offs to Average Loans                           0.07%                   0.08%               0.06%






Non-Performing Assets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                March 31, 2001      December 31, 2000      March 31, 2000
                                              ---------------------------------------------------------------

Non-Accrual Loans                                       $ 27,695                $ 25,430            $ 18,904
Impaired Loans                                             5,704                   7,118               1,599
Real Estate Owned - Net                                    3,225                   2,593               1,146
                                              ---------------------------------------------------------------
Total Non-Performing Assets                             $ 36,624                $ 35,141            $ 21,649
                                              ===============================================================

Allowance for Loan Losses to Loans                         1.92%                   1.88%               1.68%
Allowance for Loan Losses
  to Non-Performing Loans                                104.04%                 103.16%             153.19%
Total Loan and REO Loss Allowance
  to Non-Performing Assets                                94.94%                  95.61%             141.48%

